Exhibit 23



CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825,
33-58139, 33-58851, 33-64215, 33-64345, 333-8141; of Sears, Roebuck and Co.;
Registration Statement No. 333-9817 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp; Registration Statement Nos. 33-64775 and 333-18591 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan; Registration Statement Nos. 33-57205 and 333-11973 of Sears Roebuck and Co. and The Savings and Profit Sharing Fund of Sears Employees; and Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp.; of our report dated February 10, 1997, appearing in, and incorporated by reference in, the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 28, 1996.


/S/Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
March 24, 1997